Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Beacon Power Corporation

978-694-9121

James Spiezio

spiezio@beaconpower.com

Gene Hunt

hunt@beaconpower.com

Beacon Power Announces Fourth-Quarter, Fiscal Year 2008 Results

TYNGSBORO, Mass. — March 16, 2009 — Beacon Power Corporation (NASDAQ: BCON), a company that designs and develops advanced products and services to support more stable, reliable and efficient electricity grid operation, announced its financial results for the fourth quarter and fiscal year ended December 31, 2008.

For the fiscal year ended December 31, 2008, Beacon Power reported a net loss of $23.6 million, or ($0.26) per share, compared with a net loss in 2007 of $12.9 million, or ($0.18) per share. In 2008, the Company substantially completed development of its Smart Energy Matrix™ energy storage system and began limited production of commercial units and its first frequency regulation installations. On November 18, 2008, Beacon began to provide one megawatt (MW) of frequency regulation service and earn limited amounts of commercial revenue through an ISO New England pilot program.

Net cash used in operating activities increased from $11.3 million in 2007 to $13.9 million in 2008, primarily due to a higher net loss and changes in operating assets and liabilities. Net cash used in investing activities increased from $6.9 million in 2007 to $17.1 million in 2008. This was primarily due to the purchase and construction of property and equipment related to the Company’s megawatt-level frequency regulation installations in Massachusetts and New York. These increases in spending were partially funded by cash provided by financing activities of $14.9 million, primarily from the sale of stock and warrants. As of December 31, 2008, the Company had cash and cash equivalents of $14.4 million, as compared to $30.4 million at the end of 2007, and working capital of $6.5 million.

Research and development expenses were approximately 84% higher in 2008 as compared to 2007. This increase was primarily due to legal and other costs associated with the Arete litigation and subsequent settlement; increased supplier development costs; higher material, consulting, and contractor expenses associated with the non-movable components of the frequency

Beacon Power Corporation • 65 Middlesex Road, Tyngsboro, MA 01879

• Phone: 978.694.9121

Fax: 978.694.9127

www.beaconpower.com

regulation installation under construction outside the Company’s Tyngsboro, Massachusetts, facility; and increases in staffing to support engineering development and manufacturing. In 2008, selling, general and administrative expenses increased by approximately 20% over the same period in 2007, primarily due to increases in various costs associated with regulatory activity and continued work on the DOE loan guarantee application process, partially offset by a reduction in stock compensation expense.

For the fourth quarter of 2008, the Company reported a net loss of $7.2 million, or ($0.08) per share, compared to a net loss of $3.9 million, or ($0.05) per share for the fourth quarter of 2007. The higher net loss during the fourth quarter of 2008 was due to increased research and development spending, increased depreciation and amortization expense, as well as increases in general and administrative spending.

During the fourth quarter of 2008, Beacon Power incurred costs of $965,000 in selling, general and administrative expense, compared to $1,524,000 in the fourth quarter of 2007. Research and development expense was $5,828,000 during the fourth quarter of 2008, compared to $2,925,000 in the fourth quarter of 2007. Total operating expenses for the three months ended December 31, 2008, were $7,160,000, compared to $4,351,000 for the same period in 2007, which is a net increase of $2,809,000.

By the end of 2009, Beacon expects to have deployed a minimum of 7 MW of frequency regulation capacity among three locations: Stephentown, NY, Groveport, OH, and Tyngsboro, MA. Additionally, Beacon is currently identifying and developing sites in other target markets.

The Company’s key achievements during 2008 included the following:

•                  Began to generate commercial revenue from a one-megawatt Smart Energy Matrix™ operating under the ISO New England Alternative Technologies Pilot Program. Beacon’s system has been performing with more than 90% average availability since January 1, 2009.

•                  Moved into the next stage of the application process for a loan guarantee under a U.S. Department of Energy (DOE) Loan Guarantee Program. The DOE is currently completing its due diligence for this loan application.

•                  Reached an agreement with National Grid to assess the potential operational value of our flywheel energy storage technology to National Grid’s electricity transmission networks in both the U.S. and the United Kingdom, for frequency regulation and wind-related ramp mitigation.

•                  Received environmental and other permits required for its planned 20 MW frequency regulation installation in Stephentown, NY.

•                  Made significant progress in promoting regulatory reforms that will allow the company to better access its target markets.

•                  Raised $12.4 million in corporate equity and put in place a $5-million debt facility with the Massachusetts Development Finance Agency.

•                  Awarded a contract for a wind-related R&D project co-funded by the California Energy Commission. Project partners include Southern California Edison and the California ISO. The objective of the project is to utilize the Company’s flywheel technology to find better ways to coordinate and maximize energy production and delivery from wind generation resources.

•                  Completed R&D work under Phase I of a planned multi-phase project with the Pacific Northwest National Laboratory, Bonneville Power Administration, the California ISO and the California Energy Commission. Goals of the project include learning how to use fast-response energy storage to help cope with wind generation intermittency.

The Company will need to raise additional funds through a combination of equity and/or project financing to execute its business plan and continue as a going concern. Because of the continued uncertainty of successfully completing the required financing, the Company’s independent registered public accounting firm has maintained an explanatory paragraph related to a going concern uncertainty in their Audit Report on the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

About Beacon Power

Beacon Power Corporation designs, develops and is taking steps to commercialize advanced products and services to support stable, reliable and efficient electricity grid operation. The Company’s primary business strategy is to commercialize its patented flywheel energy storage technology to perform frequency regulation services on the grid. Beacon’s Smart Energy Matrix, which is now in production, is a non-polluting, megawatt-level, utility-grade flywheel-based solution to provide sustainable frequency regulation services. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995:   This Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements reflect Beacon Power Corporation’s current views about future events and financial performances. These “forward-looking” statements are identified by the use of terms and phrases such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon Power Corporation’s expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; a need to raise additional capital combined with a questionable ability to do so; the complexity and other challenges of arranging project financing and resources for one or more frequency regulation power plants, including uncertainty about whether we will be successful in obtaining DOE loan guarantee support for our New York facility; conditions in target markets, including the fact that some ISOs have been slow to comply with the FERC’s requirement to update market rules to include new technology such as the Company’s; our ability to obtain site interconnection or other zoning and construction approvals in a timely manner; no experience manufacturing any product or supplying frequency regulation services on a commercial basis; limited commercial contracts for sales to date; the dependence of sales on the achievement of product optimization, manufacturing and commercialization milestones; the uncertainty of the political and economic climate, and the different electrical grid characteristics and requirements of any foreign countries into which we hope to sell or operate, including the uncertainty of enforcing contracts, the different market structures, and the potential substantial fluctuation in currency exchange rates in those countries; dependence on third-party suppliers; intense competition from companies with greater financial resources, especially from companies that are already in the frequency regulation market; possible government regulation that would impede the ability to market products or services or affect market size; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property, including the effect of the patent litigation recently initiated against us; retaining key executives and the possible need in the future to hire and retain key executives; the historical volatility of our stock price, as well as the volatility of the stock price of other companies in the energy sector. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power Corporation’s filings with the Securities and Exchange Commission.  Beacon Power expressly does not undertake any duty to update forward-looking statements.

BEACON POWER CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Audited)

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007

Revenue	$15,349	$174,285	$68,131	$1,388,834
Cost of goods sold	43,070	84,947	53,005	1,248,048
Gross profit	(27,721)	89,338	15,126	140,786
Operating expenses:
Selling, general and administrative	965,375	1,524,249	7,074,211	5,875,827
Research and development	5,827,700	2,925,338	15,398,374	8,387,025
Loss on sales and contract commitments	—	(143,441)	86,601	(577,789)
Depreciation and amortization	367,077	45,060	1,294,532	144,424
Casualty loss (recovery)	—	—	—	(69,084)
Total operating expenses	7,160,152	4,351,206	23,853,718	13,760,403
Loss from operations	(7,187,873)	(4,261,868)	(23,838,592)	(13,619,617)
Other income, net	(40,585)	313,498	270,229	701,712
Loss to common shareholders	$(7,228,458)	$(3,948,370)	$(23,568,363)	$(12,917,905)
Loss per share, basic and diluted	$(0.08)	$(0.05)	$(0.26)	$(0.18)
Weighted-average common shares outstanding	97,281,814	84,759,765	90,866,039	73,604,198

BEACON POWER CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2008	2007
	(Audited)
Assets
Current assets:
Cash and cash equivalents	$14,357,475	$30,417,095
Accounts receivable, trade	11,840	424,788
Unbilled costs on government contracts	16,804	82,195
Prepaid expenses and other current assets	976,762	1,475,084
Total current assets	15,362,881	32,399,162

Property and equipment, net	23,027,909	7,004,021
Restricted cash	205,020	374,346
Total assets	$38,595,810	$39,777,529

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,825,520	$296,463
Accrued compensation and benefits	1,410,038	1,024,874
Other accrued expenses	3,253,407	2,183,217
Advance billings on contracts	10,811	7,222
Accrued contract loss	132,526	67,419
Deferred rent - current	112,808	—
Current portion of long term debt	117,023	—
Total current liabilities	8,862,133	3,579,195
Long term liabilities:
Deferred rent - long term	885,076	—
Long term debt, net of discount	3,237,061	—
Total long term liabilities	4,122,137	—
Stockholders’ equity:
Common stock	1,074,332	886,590
Deferred stock compensation	—	—
Additional paid-in-capital	212,145,254	199,351,427
Deficit accumulated during the development stage	(186,895,207)	(163,326,844)
Less: treasury stock, at cost	(712,839)	(712,839)
Total stockholders’ equity	25,611,540	36,198,334

Total liabilities and stockholders’ equity	$38,595,810	$39,777,529

SOURCE:
Beacon Power Corporation